Adamis Pharmaceuticals Corporation 8-K

Exhibit 10.1

ADAMIS PHARMACEUTICALS CORPORATION

2020 BONUS PLAN

*	Excludes those covered under the Field Sales Incentive Plans

Adamis Pharmaceuticals Corporation

2020 Bonus Plan

The Adamis Pharmaceuticals Corporation (“Adamis” or the “Company”) 2020 Bonus Plan (the “Plan”) is designed to offer employees a performance based plan that rewards the achievement of corporate goals, as well as individual goals that are consistent with the corporate goals.

Purpose of the Plan

The Plan is designed to:

•	Provide a bonus program that helps achieve overall corporate goals and enhances shareholder value
•	Reward individuals for achievement of corporate and individual goals
•	Encourage teamwork among all disciplines within the Company
•	Offer an attractive bonus program to help attract and retain key employees

Plan Governance

The Compensation Committee of the Board of Directors (the “Committee”) is responsible for reviewing and approving the Plan and any proposed modifications to the Plan. The President and CEO of Adamis is responsible for administration of the Plan; provided that the Committee is responsible for reviewing and approving all compensation under this Plan for all officers and any other employees with an annual base salary greater than or equal to $250,000.

Eligibility

All regular employees of the Company who are regularly scheduled to work at least 20 hours per week will be eligible to participate in the Plan, other than any employee eligible to participate in the Company’s Field Sales Incentive Plans. Temporary employees and part-time employees (who are regularly scheduled to work less than 20 hours per week) are not included in this Plan. In order to be eligible to receive any bonus award (or “Bonus”) under this Plan, a participant: (a) must have commenced their employment with the Company prior to October 1 of a calendar year (each calendar year referred to as a “Plan Year”) and remained continuously employed through December 31 of the Plan Year and until the time Bonuses are paid; and (b) must be an employee in good standing (e.g., not on a performance improvement plan as of the last day of a Plan Year or an unacceptable performer as determined during the Plan Year review cycle), as determined by the Committee or the President and CEO of Adamis, as applicable in their sole discretion. Eligible employees joining during a Plan Year will have their actual bonus amount prorated based on their actual time with the Company during the Plan Year.

A participant whose employment terminates voluntarily prior to the payment of a Bonus award will not be eligible to receive a Bonus award. Continued employment is a condition of payout for the plan. If a participant’s employment is terminated involuntarily during the Plan Year, or prior to payment of Bonus awards, it will be at the absolute discretion of the Company whether or not a Bonus award payment is made.

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Corporate and Individual Performance

The President and CEO will present to the Committee a list of the overall corporate goals for the Plan Year, which is subject to approval by the Committee, with the Committee members having final authority with respect to such goals. Corporate goals may include, without limitation, goals relating to matters such as the Company’s financial results, revenues, net income, EBITDA, return on equity, stock price, capital raising activities, pre-clinical or clinical trial activities (including without limitation initiation or completion of trials), regulatory filings relating to product candidates, other regulatory activities or approvals, product development, product commercialization activities, strategic commercial agreements or arrangements, or other corporate goals. Participants in the Plan may then develop a list of key individual goals, which will be subject to approval by their manager and used for the basis of the performance review and individual performance rating.

The total bonus pool for the Plan will be based on achievement of the corporate goals for the Plan Year and, where applicable, the individual’s annual performance review rating.

Notwithstanding anything else in this Plan, including without limitation the weighting factors, target bonus percentages or goal multipliers described elsewhere in this Plan, the Committee or the President and/or CEO of the Company may, in their discretion, develop and specify different corporate goals, individual performance goals, weighting factors, target bonus percentages and/or goal multipliers that will apply to one or more officers or employees of the Company and that may differ from those developed and specified for other officers or employees, including officers or employees within similar Groups.

Bonus Awards

The Bonus will be paid in cash and is based on achievement of the corporate goals for the Plan Year and achievement of individual goals for the Plan Year. The Bonus will be calculated by using the base salary as of the end of the Plan Year, weighting factor, target bonus percentage, and goal multipliers as identified below:

Weighting Factor

The relative weight between the corporate and individual Bonus components will vary based on levels within the organization. The weighting factors will be reviewed annually and adjusted, as determined by the Committee. The weighting for the Plan Year in which this Plan is first adopted by the Board of the Directors of the Company or the Committee will be as follows, subject to the authority of the Committee and the President or CEO to specify different relative weighting factors in individual cases, to determine the applicable Group for an officer or employee, and to change relative weighting factors with respect to subsequent Plan Years):

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Position	Corporate	Individual
President and CEO	100%
Group K (SVP, CMO & EVP Level Officers)	100%
Group J (VP Officers)	100%
Group I (Non-Officer VPs)	80%	20%
Group H (Executive Directors)	80%	20%
Group G (Senior Directors)	80%	20%
Group F (Directors)	80%	20%
Group E (Senior Managers)	60%	40%
Group D (Managers)	60%	40%
Group C	40%	60%
Group A & B	20%	80%

Target Bonus Percentages

Bonus amounts will be determined by applying a “target bonus percentage” to the base salary of employees in the Plan. Following are the target bonus percentages for the Plan Year in which this Plan is first adopted by the Board of the Directors of the Company or the Committee, subject to the authority of the Committee and the President or CEO to specify different relative target bonus percentages in individual cases, to determine the applicable Group for an officer or employee, and to change relative target bonus percentages with respect to subsequent Plan Years):

Position	Target Bonus Percentages
President and CEO	60%
Group K (SVP, CMO & EVP Level Officers)	45%
Group J (VP Officers)	40%
Group I (Non-Officer VPs)	30%
Group H (Executive Directors)	30%
Group G (Senior Directors)	30%
Group F (Directors)	25%
Group E (Senior Managers)	20%
Group D (Managers)	17%
Group C	15%
Group B	12%
Group A	10%

The base salary as of the end of a Plan Year times the target bonus percentage will be used to establish the target Bonus amount for that Plan Year.

Goal Multipliers

Corporate Goal Multiplier: The following scale will be used by the Committee and (if applicable) the independent members of the Board of Directors to determine the “total corporate goal multiplier” based upon measurement of actual corporate performance versus the pre-established corporate goals. The Committee will evaluate each corporate goal as follows (subject to the authority of the Committee and the President or CEO to specify different goal multipliers in individual cases):

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Performance Category	Goal Multiplier
1. Performance for the year significantly exceeded the goal or was excellent in view of prevailing conditions	100-150%
2. Performance fully met the year’s goal or is considered achieved in view of prevailing conditions	100%
3. Performance for the year met some aspects of the goal but not all or met most aspects in view of prevailing conditions	40-100%
4. Performance for the year was significantly less than the goal (i.e., below 40%)	0%

Each goal is evaluated separately, weighting applied and a total corporate goal multiplier is reached. A total corporate goal multiplier of at least 40% is required prior to any payout of Bonuses under the Plan (provided, however, that the Committee shall retain the discretion to determine otherwise and to approve payouts based on a multiplier of less than 40%, or to determine that no payouts will be made notwithstanding that the total goal multiplier for a Plan Year exceeded 40%), and the total corporate goal multiplier may not exceed 150%.

Individual Goal Multiplier: The “individual goal multiplier” will be determined by taking into account the performance rating (Outstanding, Exceeds, Meets, Fair, etc.) given to the individual through the Plan Year review cycle as well as any other relevant criteria relating to the individual’s job performance during the Plan Year.

Payment of the Bonus Amounts

The target date for completion of annual performance reviews for Plan participants will be January 31 after the end of the applicable Plan Year, or as soon thereafter as reasonably practicable. Payments of actual Bonus amounts will be made as soon as practical, but not later than March 15 after the end of the applicable Plan Year. Participants’ entitlement to Bonuses under this Plan does not occur until the Bonuses are actually paid. This plan is not intended to be subject to Section 409A of the Internal Revenue Code of 1986, as amended.

Company’s Absolute Right to Alter or Abolish the Plan

The Committee reserves the right in its absolute discretion to terminate and/or abolish all or any portion of the Plan at any time or to alter the terms and conditions under which a Bonus will be paid. In the event of the Plan’s termination prior to the payment of a Bonus, such Bonus will not be payable under this Plan. Such discretion may be exercised any time before, during, and after the Plan Year is completed. No participant shall have any right to receive any payment until actual delivery of such compensation.

The Committee, in its discretion, may also determine whether to increase the payout under the Plan for extraordinary achievement or to reduce payout if economic and business conditions warrant such action.

Employment Duration/Employment Relationship

This Plan does not, and the Company’s policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the duration of any participant’s employment with the Company. The employment relationship of each participant is “at will” and may be terminated at any time by the Company or by the participant with or without cause.

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